GLOBAL CASINOS, INC. REPORTS RESULTS FOR FISCAL YEAR 2007

Boulder, Colorado – October 12, 2007 –Global Casinos, Inc. (OCBB:GBCS) today announced results for the fiscal year ended June 30, 2007.

Operating Highlights

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Net revenues decreased from $3,836,701 to $3,578,122;

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Operating expenses decreased from $3,353,603 to $3,332,657;

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Net Income rose to $119,077 from $117,267; and

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Basic earnings per share decreased from $0.03 to $0.02.

Revenues: Total coin-in was down by 2.4%, primarily the result of unfavorable weather conditions during the second and third quarters which resulted in a 5.3% decrease during those quarters.

Operating expenses: The overall decrease in operating expenses was primarily attributed to decreases in casino labor costs of 4.2% and in the casino food and beverage services of 12.6%, both of which reflect the decrease in customer traffic experienced in the second and third quarters.

Net income: Net income for 2007 reflected a $276,271 reduction in interest expense associated with certain debt that was converted to common stock on December 31, 2005.  The company expects its interest expense to continue to decrease as the principal balances of our mortgage notes associated with the Bull Durham Casino continue to decrease through normal debt service.

“We feel that the modest decline in revenues for fiscal 2007 was due substantially to the severe weather of December and January. We are pleased that our ongoing efforts to manage our debt, control and reduce our operating expenses, and strengthen our customer relationships have yielded positive results,” noted Clifford Neuman, President.  “In fiscal 2007, our focus was to control our operating expenses as well as develop a strong and loyal customer base.  We are beginning to realize the benefits associated with the 2005 installation of our player tracking system.  It has allowed us to specifically identify our customers and to directly target them for events and promotions designed to increase customer loyalty.  We believe these efforts to personalize the customer experience provide us a strong position in the Black Hawk market to maintain a loyal customer base, as well as attract new customers.”

About Global Casinos

Global Casinos, Inc. and its wholly owned subsidiaries operate in the domestic gaming industry.  The Company is organized as a holding company for the purpose of acquiring and operating casinos, gaming properties, and other related interests.  Global was organized under the laws of the State of Utah on June 8, 1978.  As of June 30, 2007, Global had two subsidiaries: one which owns and operates the Bull Durham Saloon & Casino located in Black Hawk, Colorado; and one which has been formed for the purpose of acquiring the assets of the Doc Holliday Casino located in Central City, Colorado, which transaction is pending.  In addition, the Company also has a 25% equity investment in an entity which owns certain gaming technologies and one pending patent.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

SELECT BALANCE SHEET DATA

           June 30, 2007   June 30, 2006

Cash and cash equivalents        $     1,563,968

$        1,181,908

Total current assets

           $     1,624,257

$        1,314,117

Total assets

           $     5,385,899

$        5,313,606

Total current liabilities

           $        531,692

$           619,572

Total stockholders’ equity         $     2,954,560

$        2,758,352

SELECT OPERATING DATA

	June 30, 2007	June 30, 2006
Net revenues	$ 3,578,122	$ 3,836,701
Casino operating expenses	$ 3,071,360	$ 3,133,528
General & administrative expenses	$ 261,297	$ 220,075
Total operating expenses	$ 3,332,657	$ 3,353,603
Income from operations	$ 245,465	$ 483,098
Interest expense	$ 93,800	$ 370,071
Net income	$ 119,077	$ 117,267
Earnings per share, basic	0.02	0.03
Earnings per share, diluted	0.02	0.02
Weighted average shares outstanding, basic	5,158,249	4,246,627
Weighted average shares outstanding, diluted	5,273,247	4,713,419